Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Mining Global, Inc.

(Exact name of registrant as specified in its charter)

Nevada	74-3249571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 S Australian Avenue, West Palm Beach, FL 33401

(Address of principal executive offices)

(Registrant’s telephone number, including area code)     954-837-6833

Copies of all correspondence to:

Jonathan D. Leinwand, P.A.

Jonathan Leinwand, Esq.

18305 Biscayne Blvd., Suite 200

Aventura, FL 33160

(954) 903-7856

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock par value $.001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

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CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement on Form 10 of Mining Global, Inc. (hereinafter the “Company,” “MNGG,” “we,” “us” or “our”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as “anticipate,” “plan,” “believe,” “expect,” “estimate” and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader should not place undue reliance on these forward-looking statements, which apply only as of the date of this registration statement. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of management’s efforts to implement the Company’s business plan;

●	the ability of the Company to fund its operating expenses;

●	the ability of the Company to compete with other companies that have a similar business plan;

●	the effect of changing economic conditions impacting our plan of operation;

●	the ability of the Company to meet the other risks as may be described in future filings with the SEC.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Form 10 to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of our public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes included in this Form 10.

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Item 1. Business

Business Overview

Mining Global, Inc. (the “Company”, “we” or “MNGG”) evaluates and acquires mining projects as well as companies focused on lithium, limestone, copper, silver, gold, iron, and other critical metals. The Company’s common stock is traded on OTC Markets’ Pink tier under the symbol MNGG. We incorporated in Nevada on November 20, 2006.

We are a natural resources company with an objective of acquiring, exploring or developing natural resource properties or natural resource companies in the United States as well as globally. In terms of properties the term “acquire” means the outright purchase of property or the lease, license, claim (whether patented or unpatented) or other use agreement which provides us the real property rights, other interests in land, including mining and surface rights, easements, and rights of way and options to conduct mining operations on real property. We may acquire companies that develop and operate mining properties either alone or with partners.

Furthermore, we are looking to acquire and develop rare earth and technology metals refining capabilities for establishing a secure and reliable supply chain for critical minerals. Our strategy is to target underfunded entities with a lack of knowledge in the mining sector, and or those with a lack of versed management.

Base metals are essential for building the infrastructure of the world economy.

•	Iron ore is the most mined metal, as it is a critical component for the production of steel, which companies must use in bridges, buildings, and pipelines.
•	Aluminum is the second most mined metal due to its importance for the aerospace and automotive sectors
•	Copper completes the top three because of its ability to conduct electricity.

Demand for lithium is on the verge of exceeding the current rate of production of mining companies. By 2050, analysts predict that consumption may be up to 170% above currently known lithium reserves.

The Market

The global mining market size grew from $1.84 trillion in 2021 to $2.06 trillion in 2022 at a compound annual growth rate (CAGR) of 12.0%. With a compound annual growth rate (CAGR) of 6.1%, the worldwide mining industry increased from $2,022.6 billion in 2022 to $2,145.15 billion in 2023. At a CAGR of 6.7%, the mining industry is anticipated to reach $2,775.5 billion in 2027. Asia-Pacific was the largest region in the mining market in 2022. North America was the second largest region in the market. The regions covered in the mining market are Asia-Pacific, Western Europe, Eastern Europe, North America, South America, Middle East and Africa.1

The global surface mining market was valued at USD $38.5 billion in 2020 and is expected to reach the value of US$54.18 billion by the end of 2031. The surface mining market size has grown steadily in recent years. It will grow from $28.39 billion in 2023 to $29.59 billion in 2024 at a compound annual growth rate (CAGR) of 4.2%.2

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1 https://www.thebusinessresearchcompany.com/report/mining-global-market-report

2 https://www.researchandmarkets.com/report/surface-mining

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The global base metal mining market size was projected to grow at a compound annual growth rate of four percent between 2021 and 2026. It was expected to increase from 338 billion U.S. dollars in 2020 to $428 billion U.S. dollars in 2026.

Competition

We operate in a highly competitive industry, competing with other mining, refining and exploration companies, and institutional and individual investors, which are actively seeking metal and mineral based exploration properties throughout the world together with the equipment, labor and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to cost effectively acquire prime metal and minerals exploration prospects and then exploit such prospects. Competition for the acquisition of metal and minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring or developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable metal and minerals exploration companies or properties will be available for acquisition and development.

Our competitors include:

Newmont Corporation

Newmont is the only gold producer listed in the S&P 500 Index. Its shares are traded on the New York Stock Exchange under the symbol “NEM”. They are primarily engaged in the exploration for and acquisition of gold properties, some of which may contain copper, silver, lead, zinc or other metals. They have significant operations and/or assets in the U.S., Canada, Mexico, Dominican Republic, Peru, Suriname, Argentina, Chile, Australia, and Ghana. In 2022, Newmont had sales of $11.9 billion with a net loss of $429 million. For the first nine months of 2023 they had sales of $7.8 billion and net income of $649 million.

Freeport-McMoRan Inc.

Freeport-McMoRan operates large, long-lived, geographically diverse assets with significant proven and probable mineral reserves of copper, gold, and molybdenum. They are one of the world’s largest publicly traded copper producers. Its shares are traded on the New York Stock Exchange under the symbol “FCX”. They had revenues of $22.7 billion in 2022 with net income of $3.4 billion.

NACCO Industries, Inc.

NACCO Industries, Inc. operates under three business segments: Coal Mining, which provides coal for power generation; North American Mining, works with producers of aggregates, activated carbon, lithium and other industrial minerals; and Minerals Management, which acquires and promotes the development of mineral interests. IN 2022 they had revenues of $241,719,000 with net income of $74,158,000.

Employees

We do not have any full-time employees. Simon Hackl is our President/Chief Executive Officer and Gunter Dornetshuber is our Chairman of the Board. These individuals are primarily responsible for all our day-to-day operations. Other services are provided by outsourcing, consultant, and special purpose contracts.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

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Government Regulation

Our intended minerals exploration or asset acquisition activities are, or will be, subject to extensive US and/or foreign laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances, and other matters. Minerals exploration is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations may impose substantial costs on us and will subject us to significant potential liabilities. Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations.

Federal and state governments have developed comprehensive mining regulatory schemes. U.S. mining law may originate from federal, state, and local laws, including constitutions, statutes, administrative regulations or ordinances, and judicial and administrative body common law.

Determining which level of government has jurisdiction over mining activities largely depends on surface and mineral ownership. A substantial amount of mining in the United States occurs on federal lands where the federal government owns both the surface and mineral estates. On these lands, federal law primarily governs mineral ownership, operations, and environmental compliance, with state and local governments having concurrent or independent authority over certain aspects of land mining projects (e.g., permitting, water rights and access authorizations). The U.S. Department of the Interior Bureau of Land Management (the “BLM”) and the U.S. Department of Agriculture Forest Service Regulation manage mining on federal lands. The BLM manages approximately 30% of the minerals located in the U.S. and one in every 10 acres of land in the U.S.

If the resource occurs on private land, estate ownership is a matter of state contract and real property law, but operations and environmental compliance are still regulated by applicable federal and state laws. Estate ownership on state-owned land is regulated by state law, and operations and environmental compliance are regulated by applicable federal and state laws, and in some cases local zoning ordinances.

Item 1A. Risk Factors

An investment in our common stock involves a high degree of risk. An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks.

We are an exploration stage company with a limited operating history, we currently do not operate any mines, and there is no assurance that we will ever produce minerals from any of our properties.

We are an exploration stage company, which means that we have no material property with reserves disclosed. We do not currently operate any mines, and we do not have any direct or indirect interest in any active mining operations. As a result, we have never produced revenue, and we have extremely limited operating history upon which to base estimates of future operating costs, capital expenditure needs, site remediation costs or other necessary investments. We have no experience in developing or operating a mine. We may never be able to develop and produce minerals from a commercially viable mineral property.

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Advancing our business plan will require significant capital and time, and successful commercial production from any mines will be subject to the additional risks associated with developing and establishing new mining operations and business enterprises including:

•	completing feasibility studies to verify reserves and commercial viability, including the ability to find sufficient mineralization to support a commercial mining operation;

•	obtaining the financial resources to fund further exploration, permitting and construction of infrastructure, mining, refining and other processing facilities and equipment;

•	the availability of drilling and other mining and processing equipment;

•	compliance with environmental and other governmental approval and permit requirements;

•	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;

•	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, water, power, materials, and supplies;

•	potential shortages of mineral processing, construction, and other facilities and related supplies; and

•	potential shortages of properly trained and experienced exploration personnel, skilled labor and other personnel.

Accordingly, we may not be able to successfully complete our planned exploration activities, establish mining operations or profitably produce minerals at any of our current or future properties.

We intend to rely on joint ventures or other third-party contracts to conduct key aspects of our operations.

We intend to enter into and rely on joint ventures or other types of third-party contracts to develop certain of our mineral properties or for other key aspects of our operations. In that event, our operations will be subject to risks, some of which will be outside of our control, including, among others, risks relating to:

•	negotiating agreements with such third parties on acceptable terms;

•	the inability to replace a third party and its operating equipment in the event that we or the third party terminate the applicable agreement;

•	reduced control over those aspects of our operations that are the responsibility of the joint venture partner or other third party;

•	failure of a joint venture partner or other third party to perform under an agreement or disputes relative to performance under such agreement;

•	interruption of operations or increased costs in the event that a joint venture partner or other third party ceases its business due to insolvency or other unforeseen events and our ability to replace the joint venture partner with a new partner on comparable and commercially reasonable terms;

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•	failure of a joint venture partner or other third party to comply with legal and regulatory requirements; and

•	problems of a joint venture partner or other third party with managing its workforce, including as a result of labor unrest, shortages, or other employment issues.

In addition, we may incur liability to third parties as a result of the actions of our joint venture partners or other third parties. The occurrence of one or more of these risks could increase our costs, and adversely affect our business, financial condition, results of operations and prospects.

We intend to operate internationally and will be exposed to political and social risks in the countries in which we have significant operations or interests.

We expect that a majority of our revenues will be generated by operations outside the United States, and we will be subject to significant risks inherent in resource extraction by foreign companies and contracts with government owned entities. Exploration, development, production and closure activities in many countries are potentially subject to heightened political and social risks that are beyond our control. These risks include the possible unilateral cancellation or forced re-negotiation of contracts, unfavorable changes in foreign laws and regulations, royalty and tax increases, claims by governmental entities or indigenous communities, expropriation or nationalization of property and other risks arising out of foreign sovereignty over areas in which our operations are conducted. The right to export silver and gold may depend on obtaining certain licenses and quotas, which could be delayed or denied at the discretion of the relevant regulatory authorities. In addition, our rights under local law may be less secure in countries where judicial systems are susceptible to manipulation and intimidation by government agencies, non-governmental organizations or civic groups.

Any of these developments could require us to curtail or terminate operations at our mines, incur significant costs to meet newly-imposed environmental or other standards, pay greater royalties or higher prices for labor or services and recognize higher taxes, which could materially and adversely affect our financial condition, results of operations and cash flows.

These risks may be higher in developing countries in which we may expand our exploration for and development of mineral deposits. Potential operations in these areas increase our exposure to risks of war, local economic conditions, political disruption, civil disturbance and governmental policies that may disrupt our operations.

Our operations outside the United States also expose us to economic and operational risks.

Our operations outside the United States also expose us to economic and operational risks. Local economic conditions can cause us to experience shortages of skilled workers and supplies, increase costs and adversely affect the security of operations. In addition, higher incidences of criminal activity and violence in the area of some of our foreign operations, including drug-cartel related violence in Mexico, could adversely affect our ability to operate in an optimal fashion and may impose greater risks of theft and greater risks as to property security. These conditions could lead to lower productivity and higher costs, which would adversely affect results of operations and cash flows.

Silver and gold mining involves significant production and operational risks.

Silver and gold mining involves significant production and operational risks, including those related to uncertain mineral exploration success, unexpected geological or mining conditions, the difficulty of development of new deposits, unfavorable climate conditions, equipment or service failures, current unavailability of or delays in installing and commissioning plants and equipment, import or customs delays and other general operating risks. Commencement of mining can reveal mineralization or geologic formations, including higher than expected content of other minerals that can be difficult to separate from silver, which can result in unexpectedly low recovery rates.

Problems also may arise due to the quality or failure of locally obtained equipment or interruptions to services (such as power, water, fuel or transport or processing capacity) or technical support, which could result in the failure to achieve expected target dates for exploration, or could cause production activities to require greater capital expenditure to achieve expected recoveries.

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Many of these production and operational risks are beyond our control. Delays in commencing successful mining activities at new or expanded mines, disruptions in production and low recovery rates could have adverse effects on our financial condition, results of operations and cash flows.

Our future growth will depend upon our ability to develop new mines, either through exploration or by acquisition from other mining companies.

Because mines have limited lives based on proven and probable ore reserves, an important element of our business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses or interests therein. Our ability to achieve significant additional growth in revenues and cash flows will depend upon our success in further developing our existing properties and developing or acquiring new mining properties. Both strategies are inherently risky, and we cannot assure that we will be able to successfully compete in either the development of our existing or new mining properties or acquisitions of additional mining properties.

While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties or interests that we may acquire may not be developed profitably. If profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in increased interest expense, or dilution of the percentage ownership of existing shareholders. We cannot predict the impact of future acquisitions on the price of our business or our common stock or that we would be able to obtain any necessary financing on acceptable terms. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may negatively affect our results of operations.

The mining industry is highly competitive.

The mining industry is highly competitive. Much of our competition will come from larger and more established mining companies that have greater resources than us, including more executive management and administrative personnel, more qualified employees, newer and more efficient equipment, lower cost structures, greater liquidity and access to credit and other financial resources, more effective risk management policies and procedures, and greater financial resources allowing for a greater ability to explore and develop mining properties and withstand potential losses. As a result of such advantages, some of our competitors may be able to (i) respond more quickly to new laws, regulations or emerging technologies, (ii) devote greater resources to the operation, expansion or efficiency of their operations, and (iii) expend greater amounts of resources, including capital, in acquiring new and prospective mining properties. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties; and the resulting competitors or alliances may gain significant market share to our detriment. We may not be able to compete successfully against current and future competitors, and any such failure to compete successfully could have a material adverse effect on our business, financial condition, or results of operations.

Mineral exploration and development inherently involves significant and irreducible financial risks. We may suffer from the failure to find and develop profitable mines.

The exploration for and development of mineral deposits involves significant financial risks that even a combination of careful evaluation, experience and knowledge cannot eliminate. Unprofitable efforts may result from the failure to discover mineral deposits. Even if mineral deposits are found, those deposits may be insufficient in quantity and quality to return a profit from production, or it may take a number of years until production is possible, during which time the economic viability of the project may change. Few properties which are explored are ultimately developed into producing mines.

Substantial expenditures are required to establish ore reserves, to extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, volatile metals prices, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources such as water and power, metallurgical recoveries, production rates and capital and operating costs. Development projects also are subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

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The commercial viability of a mineral deposit, once developed, depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; government regulations including taxes, royalties and land tenure; land use; importing and exporting of minerals; environmental protection; and mineral prices. Factors that affect adequacy of infrastructure include: reliability of roads, bridges, power sources and water supply; unusual or infrequent weather phenomena; sabotage; and government or other interference in the maintenance or provision of such infrastructure. All of these factors are highly cyclical. The exact effect of these factors cannot be accurately predicted, but the combination may result in not receiving an adequate return on invested capital.

Significant investment risks and operational costs are associated with our exploration, development and mining activities. These risks and costs may result in lower economic returns and may adversely affect our business.

Our ability to sustain or increase our production levels depends in part on successful exploration and development of new ore bodies and expansion of existing mining operations. Mineral exploration, particularly for silver and gold, involves many risks and is frequently unproductive. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

Development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Development project items such as estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data, obtained from a limited number of drill holes and other sampling techniques, and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors.

As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, our financial condition, results of operations and cash flows may be negatively affected.

There are significant hazards associated with our mining activities, some of which may not be fully covered by insurance.

The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many environmental risks, including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production, is not generally available to us or to other companies in the industry. Any liabilities that we incur for these risks and hazards could be significant and could adversely affect results of operation, cash flows and financial condition.

We are subject to significant governmental regulations, including under the Federal Mine Safety and Health Act, and related costs and delays may negatively affect our business.

Mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations, including mine safety, toxic substances and other matters. The costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of operations and delays in the development of new properties.

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U.S. surface and underground mines are continuously inspected by the U.S. Mine Safety and Health Administration (“MSHA”), which inspections often lead to notices of violation. Recently, the MSHA has been conducting more frequent and more comprehensive inspections.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, which may require corrective measures including capital expenditures, installation of additional equipment or remedial actions. In addition, any of our U.S. mines could be subject to a temporary or extended shut down as a result of a violation alleged by the MSHA. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may be subject to civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Any such penalties, fines, sanctions or shutdowns could have a material adverse effect on our business and results of operations.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation, and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for mining companies and their officers, directors and employees. We may incur environmental costs that could have a material adverse effect on our financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy. The environmental standards that ultimately may be imposed at a mine site affect the cost of remediation and could exceed the financial accruals that we have made for such remediation. The potential exposure may be significant and could have a material adverse effect on our financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations, including operations conducted by other mining companies many years ago at sites located on properties that we currently or formerly owned. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in our operations. We cannot assure you that any such law, regulation, enforcement or private claim would not have a negative effect on our financial condition, results of operations or cash flows.

Some of our mining wastes currently are exempt to a limited extent from the extensive set of federal Environmental Protection Agency (the “EPA”) regulations governing hazardous waste under the Resource Conservation and Recovery Act (“RCRA”). If the EPA designates these wastes as hazardous under RCRA, we would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, that facility could be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Under CERCLA, any present owner or operator of a Superfund site or the owner or operator at the time of contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. The owner or operator also may be liable to governmental entities for the cost of damages to natural resources, which could be substantial. Additional regulations or requirements also are imposed on our tailings and waste disposal areas in Alaska under the federal Clean Water Act (“CWA”) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA.

Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada and Alaska. In addition, there are numerous legislative and regulatory proposals related to climate change, including legislation pending in the U.S. Congress to require reductions in greenhouse gas emissions. Adoption of these proposals could have a materially adverse effect on our results of operations and cash flows.

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Risks Related to Our Financial Position and Capital Needs

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the years ended December 31, 2022 and 2021 with respect to this uncertainty. While we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient for us to fund our operating expenses and capital expenditures requirements for the next 12 months, we have based these estimates on assumptions that may prove to be wrong, and we may need to raise additional funds. The reaction of investors to the inclusion of a going concern statement by our independent registered public accounting firm, and its potential inability to continue as a going concern, in future years could materially adversely affect the share price of our common stock and our ability to raise new capital.

We will require substantial additional capital to explore and/or develop our mineral properties and we may be unable to raise additional capital on favorable terms or at all.

Our business is capital intensive. Specifically, the exploration and exploitation of reserves, mining and processing costs, the maintenance of machinery and equipment and compliance with applicable laws and regulations require substantial capital expenditures. We will be required to make substantial expenditures for the continued exploration and, if warranted, development of our mineral properties. Mining industry development projects typically require a number of years and significant expenditures before production can begin. Such projects could experience unexpected problems and delays during development, construction and start-up. We may not be successful in obtaining the required financing or, if we can obtain such financing, such financing may not be on terms that are favorable to us. Any failure to obtain sufficient equity or debt financing for our operations on favorable terms could have a material adverse effect on our financial condition, results of operations, and prospects.

We have a limited operating history on which to evaluate our business and performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

We were incorporated under the laws of the State of Nevada in, 2006. We have never generated any revenue from operations, our mineral properties are in the exploration stage, and we have never produced minerals in commercial quantities from any of our mineral properties. We face many risks common to early-stage enterprises, including under-capitalization, cash shortages and limitations with respect to personnel and other resources. The likelihood that in the future we will generate a level of revenue to achieve and sustain profitable operations must be considered in light of the early stage of our operations.

There is no assurance that any of our mineral properties will ultimately produce minerals in commercially viable quantities or otherwise generate operating earnings. Advancing our mineral properties into the development stage will require significant capital and time, and successful commercial production from any mines on such properties will require us to complete feasibility studies to estimate the anticipated economic returns of a project, obtain adequate financing, obtain various permits, construct processing plants and infrastructure, and complete other activities. We may not succeed in establishing mining operations or profitably producing metals at any of our current or future properties.

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Item 2. Financial Information.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere herein and in our consolidated financial statements.

In addition to our consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See Forward-Looking Statements and Item 1A. Risk Factors for a discussion of the uncertainties, risks and assumptions associated with these statements.

Results of Operations

Three Months Ended November 30, 2023, and November 30, 2022

For the three months ended November 30, 2023, and 2022 we did not generate any revenue. We had a net loss of $55,047 and $8,852 for the periods ended 2023 and 2022 respectively. The increase in net loss was due an increase in audit and other expenses related to maintaining the Company’s status as a public company.

Total Liabilities for the three months ended November 30, 2023, and 2022 increased to $172,906 from $116,247 due to an increase in Loan Payables and accrual of interest. Cash decreased from $20,365 in 2022 to $13,142 in 2023.

Year Ended August 31, 2023 Compared with the Year Ended August 31, 2022

For the year ended August 31, 2023, and August 31, 2022, we did not generate any revenue. We had net losses of $35,409 and $60,973 for the years ended August 31, 2023, and August 31, 2022, respectively. Our losses were composed solely of general and administrative expenses related to maintaining the Company as a reporting issuer.

Total Liabilities increased to $116,247 for the year ended August 31, 2023, compared to $60, 973 for the prior year period. The increase was due to an increase in Loan Payables and accrual of interest

Liquidity and Capital Resources

For the year ended August 31, 2023, we had current assets of $20,365 existing exclusive of cash obtained through loans.

Item 3. Properties.

The Company currently leases space for its corporate office at 500 S Australian Ave Suite #600 West Palm Beach, FL 33401. The company pays $300 per month.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table displays, as of November 30, 2023, the voting securities beneficially owned by any holder who beneficially owns more than 5% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Miroslav Zecevic (1)	400,000,000 shares of Common Stock	–	5.5%
Class A Preferred Stock	Fuya Holding Group (2)	100,000,000 shares of Series A Preferred Stock	–	100%
Class B Preferred Stock	BlueSky Global Macro Fund Ltd (3)	100,000,000 shares of Series B Preferred Stock	–	100%

(1)	The address for Miroslav Zecevic is Wellington, FL
(2)	The address for Fuya Holding Group is 6575 NEST LOOP SOUTH, SUITE 500, BELLAIRE TX 77401. Parash Patel is the beneficial owner of Fuya Holding Group
(3)	The address for Blue Sky Global Macro Fund Ltd. is 500 S Australian Ave, West Palm Beach, FL, Gunter Dornetshuber is the beneficial owner of Blue Sky Global Macro Fund Ltd.

The following table displays, as of November 30, 2023, the voting securities beneficially owned by (1) any individual director or officer; and (2) all executive officers and directors as a group:

Title of class	Name of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Simon Hackl (1)	-	–	–%
Common Stock	Gunter Dornetshuber (2)	-	–	–
Series B Preferred	Gunter Dornetshuber (2)	100,000,000 Indirect (3)	–	100%
Common Stock	Aleksander Sentic (4)	-	–	–
Common Stock	Irina Veselinovic (5)	-	–	–
Common Stock	Zoran Cvetojevic (6)	-	–	–
	All Officers and Directors as a Group	100,000,000 Series B Preferred Stock	–	100%

(1)	Simon Hackl was appointed as CEO on November 10, 2023.
(2)	Gunter Dornetshuber was appointed Chairman of the Board of Directors on November 10, 2023
(3)	100,000,000 shares of Series B Preferred are owned by Bluesky Global Macro Fund Ltd of which Mr. Dornetshuber is the ultimate beneficial owner.
(4)	Aleksander Sentic resigned as interim CEO on November 10, 2023
(5)	Irina Veselinovic resigned as interim COO on November 10, 2023
(6)	Zoran Cvetojevic resigned as Chairman of the Board on November 10, 2023

14

Item 5. Directors and Executive Officers.

Name	Position	Age	Term in Office	Fulltime with the Company
Executive Officers
Simon Hackl	CEO	25	Since November 2023	Yes

Directors
Gunter Dornetshuber	Chairman	31	Since November 2023

Directors, Officers and Significant Employees

Simon Hackl, CEO

Simon Hackl attended Johannes Kepler University in Linz, Austria and University of Salzburg. Since 2019 he has been working in fund management with Sparkasse Oberösterreich Bank AG where he is responsible for Risk Management, UCITS Fund Pricing, Investment limits, communication with Austrian Financial Market Authorities, and preparing quarterly and semiannual Fund reports. While being employed with the bank he gained knowledge in global Commodity and Metal trading.

Gunter Dornetshuber, Chairman

Gunter Dornetshuber has worked for Sparkasse Oberoesterreich Bank AG since 2018 in the areas of product governance and fund management. He is currently managing several Bond Funds with the Bank and is highly experienced in consulting investors on sustainable energy, decarbonization and renewable fuels. He received a Bachelor of Science degree in natural sciences from Johannes Kepler University in Linz, Austria.

Item 6. Executive Compensation.

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

For the fiscal years ended August 31, 2023, and 2022 the Company compensated our three highest-paid executive officers as follows:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compen- sation ($)	Non-qualified deferred compen- sation earnings ($)	All other compen- sation ($)(3)	Total ($)
Alexander Sentic	2023	$800	–	–	–	–	–	–	$800
Interim Chief Executive Officer (1)	2022	–	–	–	–	–	–	–	–

Irina Veselinovic	2023	$800	–	–	–	–	–	–	$800
Interim COO (2)	2022	–	–	–	–	–	–	–	–

(1)	Resigned November 10, 2023
(2)	Resigned November 10, 2023

15

Employment Agreements

Compensation of Directors

For the fiscal year ended August 31, 2023, the Company compensated our directors for their board service as follows:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Zoran Cvetojevic	$800	$0	$0	$0	$0	$0	$800

The Company has agreed to pay Mr. Cvetojevic $400 per month.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

None

Item 8. Legal Proceedings.

The Company is not engaged in any legal proceedings.

Item 9. Market Price of Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is quoted OTC Markets and trades under the symbol “MNGG”. The high and low prices for our common stock traded on OTC Markets is as follows:

Quarter Ended	High	Low
November 30, 2023	$.0003	$0.0001

Quarter Ended	High	Low
August 31, 2023	$0.0006	$0.0002
May 30, 2023	$0.0004	$0.0001
February 28, 2023	$0.0005	$0.0003
November 30, 2022	$0.0010	$0.0001

Quarter Ended	High	Low
August 31, 2022	$0.0001	$0.0001
May 30, 2022	$0.0001	$0.0001
February 28, 2022	--	--
November 30, 2021	--	--

16

Prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not reflect actual transactions.

As of February 7, 2024, we had 7,615,161,617 shares of common stock issued and outstanding held by approximately 3,802 shareholders of record.

Item 10. Recent Sales of Unregistered Securities.

The Company entered into convertible note agreements with investors as follows:

March 31, 2021, in the amount of $60,000

September 6, 2023, in the amount of $26,000

November 10, 2023, in the amount of $10,000

Each of the notes had the following terms:

1.	Maturity date on the third anniversary of the loan
2.	10% interest per annum, accruing monthly
3.	Conversion into common stock as follows:
a.	“Conversion Price” means 0.000001
i.	in the case of a Significant Financing (defined below), the lower of: (A) the lowest price paid per Significant Financing Security (defined below); and (B) the Capped Price;
ii.	in the case of a Change of Control (defined below), the lower of: (A) the price per share of the Corporation based on the valuation given in connection with the event triggering the Change of Control; and (B) the Capped Price;
iii.	in the case of a Discretionary Conversion (defined below), the lower of: (A) the price per share of the Corporation paid to the Corporation for Securities (defined below) at the last external financing (i.e. a financing where such Securities were issued which includes investors other than the current directors, officers and employees of the Corporation) completed after the date of this Loan Agreement; and (B) the Capped Price, however where no external financing has occurred after the date of this Loan Agreement, the price will be the Capped Price.
b.	“Capped Price” means the pre-money price per share of the Corporation, which is capped at Two Hundred and Twenty-Five Thousand Dollars ($225,000).
c.	“Discount” means a discount of 0% to the Conversion Price

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock: The Company, Mining Global, Inc., has authorized 9,800,000,000 shares of Common Stock, par value of $.001per share. The Common Stock is transferable and shall entitle the holders thereof to one vote per share on all matters submitted to a vote of the stockholders of the Company. The Common Stock does not carry any preferences, rights, or privileges. Each share of Common Stock has equal rights to receive dividends, if declared by the Board of Directors, and upon liquidation, dissolution, or winding up of the Company, is entitled to share pro rata in the assets of the Company available for distribution to the stockholders. The Common Stock is subject to the terms and conditions set forth in the Company's Bylaws and applicable provisions of the Nevada Revised Statutes.

The Common Stock does not have any preemptive, conversion, redemption, or sinking fund rights. The Common Stock is not subject to any limitations on voting rights, dividends, or other rights or preferences, except as otherwise provided by law or the Company's Bylaws or the designations of the Company’s classes of preferred Stock.

17

Anti-Takeover Provisions of Nevada Revised Statutes

The Company's Common Stock is subject to the anti-takeover provisions of the Nevada Revised Statutes (NRS). Pursuant to the NRS, the Company has adopted certain provisions in its Bylaws to deter and protect against hostile takeover attempts. These provisions are designed to provide the Company's board of directors with additional authority and control in the event of an unsolicited acquisition proposal or an attempt to gain control of the Company without the approval of the board of directors.

One such provision is the Board's ability to adopt and amend Bylaws, including provisions relating to the regulation of the Company's internal affairs and the conduct of its business. This grants the board of directors broad authority to take actions that may delay, deter, or prevent a change in control of the Company.

Additionally, the NRS provides that certain business combinations, including mergers, sales of assets, or other transactions between the Company and an interested stockholder, may require approval by a majority of the disinterested stockholders. This provision is intended to protect the interests of the Company's stockholders by ensuring that any potential business combination is fair and equitable to all stockholders.

Furthermore, the NRS allows the Company to issue preferred stock with voting, conversion, or other rights that could be used to dilute the voting power of existing stockholders or to deter hostile takeover attempts. The Board has the authority to issue such preferred stock without stockholder approval.

Please note that the foregoing description is a summary of the anti-takeover provisions of the Nevada Revised Statutes and is not intended to be comprehensive. Stockholders are encouraged to review the Company's Bylaws and the relevant provisions of the NRS for a complete understanding of these provisions.

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes (the “NRS”). Our Articles of Incorporation state that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to the Bylaws, the Company must indemnify to the maximum extent permitted by Nevada law its officers and directors in any civil, criminal, administrative or investigative proceeding except an action by or in the right of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement provide he or she acted in good faith and in a manner that he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Pursuant to NRS 78.138, no indemnification is required if it is proven that the officer or director breached his or her fiduciary duties and that breach involved intentional misconduct, fraud or a knowing violation of law. The termination of any such proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not by itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the Company’s best interests and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. The Company must indemnify officers and directors who are party or are threatened to be made a party to any action or lawsuit by or in the right of the Company to the maximum extent permitted by the NRS, including attorneys’ fees, unless it is proven his or her act, or failure to act, was a breach of fiduciary duty involving intentional misconduct, fraud, or a knowing violation of law rendering him or her liable under NRS 78.138, unless he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Additionally, the Bylaws gives the Board of Directors sole discretion to indemnify the Company’s employees and agents to the extent not prohibited by the NRS or other applicable law. The Bylaws permit the Company to advance the costs of defense to persons involved in legal proceedings at the discretion of the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is determined that he or she is entitled to indemnification by the Company under the Bylaws or the NRS.

18

Item 13. Financial Statements and Supplementary Data.

The consolidated financial statements of the Company appear at the end of this report beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)	The information required by this item is contained under the section of the registration statement entitled “Index to Financial Statements” (and the financial statements and related noted referenced therein). That section is incorporated herein by reference.

(b)

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
10.1	Employment Agreement of Zoran Cvetojevic
10.2	March 21, 2021 Convertible Note Agreement
10.3	September 6, 2023 Convertible Note Agreement
10.4	November 10, 2023 Convertible Note Agreement

19

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MINING GLOBAL INC.

Date: February 9, 2024	By: /s/ Simon Hackl
Principal Executive Officer and
Principal Accounting Officer

20

MINING GLOBAL, INC.

21

Report of an Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Mining Global, Inc

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mining Global, Inc (the “Company”) as of August 31, 2023, and 2022, the related statements of operations, changes in shareholders’ equity and cash flows, for each of the two years in the period ended August 31, 2023, and the related notes collectively referred to as the “financial statements.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2023, and 2022, and the results of its operations and its cash flows for the year ended August 31, 2023, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has continuously incurred a net loss of $35,409 for the year ended August 31, 2023, and an accumulated deficit of $96,382 at August 31, 2023. The continuation of the Company as a going concern through August 31, 2023, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company’s auditor since September 2023.

November 6th, 2023.

Lagos, Nigeria

F-1

MINING GLOBAL, INC.

BALANCE SHEETS

	August 31, 2023	August 31, 2022

ASSETS
Current Assets:
Cash	$20,365	$–
Total Assets	$20,365	$–

LIABILITIES AND STOCKHOLDER’S EQUITY(DEFICIT)
Current Liabilities:
Convertible note payables	$60,000	$60,000
Accrued interest	6,247	973
Loan payables	50,000	–
Total Liabilities	116,247	60,973

Stockholders’ Equity:
Common stock, $0.001 par value, 7,350,000,000 shares authorized; 7,225,161,617 and 7,225,161,617 shares issued and outstanding as of August 31, 2023, and 2022 respectively	7,225,162	7,225,162
Preferred stock A $0.001 par value, 10,000,000 shares authorized and issued.	10,000	10,000
Preferred stock B $0.001 par value, 100,000,000 shares authorized and issued.	100,000	100,000
Additional paid in capital	(7,334,662)	(7,334,662)
Accumulated deficit	(96,382)	(60,973)
Total stockholders’ equity	(95,882)	(60,973)
Total Liabilities and Stockholder’s Equity	$20,365	$–

The accompanying notes are an integral part of these audited financial statements.

F-2

MINING GLOBAL, INC.

STATEMENTS OF OPERATIONS

	August 31, 2023	August 31, 2022

Revenue	$–	$–
Cost of revenue	–	–
Gross profit	–	–

Operating Expenses:
General and administrative	35,409	60,973
Total operating expenses	35,409	60,973
Income (Loss) from Operations	(35,409)	(60,973)
Other Income/(expense)
Interest expense	(35,409)	(60,973)
Income (loss) before income tax provision	(35,409)	(60,973)
Income tax provision	–	–
Net Income (Loss)	$(35,409)	$(60,973)

Net Loss Per Common Share:
Net Loss per common share - Basic and Diluted	$(0.00)	$(0.00)

Outstanding - Basic and Diluted	7,225,161,617	7,225,161,617

The accompanying notes are an integral part of these audited financial statements.

F-3

MINING GLOBAL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Preferred stock A		Preferred stock B		Additional		Total
	No. of		No. of		No. of		paid-in	Accumulated	shareholders’
	shares	Amount	shares	Amount	shares	Amount	capital	deficit	deficit

Balance as of September 1, 2021	7,225,161,617	$7,225,162	10,000,000	$10,000	100,000,000	$100,000	$(7,335,162)	$–	$–

Net loss for the year	–	–	–	–	–	–	–	(60,973)	(60,973)

Balance as of August 31, 2022	7,225,161,617	$7,225,162	10,000,000	$10,000	100,000,000	$100,000	$(7,335,162)	$(60,973)	$(60,973)

Balance as of September 1, 2022	7,225,161,617	$7,225,162	10,000,000	$10,000	100,000,000	$100,000	$–	$(60,973)	$(60,973)

Additional paid in capital	–	–	–	–	–	–	500	–	500
Net loss for the year	–	–	–	–	–	–	–	(35,409)	(35,409)

Balance as of August 31, 2023	7,225,161,617	$7,225,162	10,000,000	$10,000	100,000,000	$100,000	$(7,334,662)	$(96,382)	$(95,882)

The accompanying notes are an integral part of these audited financial statements.

F-4

MINING GLOBAL, INC.

STATEMENTS OF CASH FLOWS

	Year Ended August 31, 2023	Year Ended August 31, 2022

Operating Activities:
Net loss	$(35,409)	$(60,973)
Adjustments to reconcile net loss to net cash used in operating activities:
Due to related party and interest payable	55,274	60,973

Net Cash Provided (Used) by Operating Activities	19,865	–

Investing Activities:
Acquisition of property and equipment	–	–

Net Cash Used in Investing Activities	–	–

Financing Activities:
Additional paid in capital	500	(7,335,162)
Preferred stock A	–	10,000
Preferred stock B	–	100,000
Common Stock	–	7,225,162

Net Cash Provided by Financing Activities	500	–

Net Change in Cash	20,365	–
Cash - Beginning of Period	–	–
Cash - End of Period	$20,365	$–

Cash paid during the period for:
Interest	$–	$–
Income tax paid	$–	$–

The accompanying notes are an integral part of these financial statements.

F-5

MINING GLOBAL, INC.

NOTES TO AUGUST 31, 2023, AND 2022

FINANCIAL STATEMENTS

Note 1 – Organization and Operations

MINING GLOBAL Inc. was incorporated as Yaterra Ventures Corp (the “Company”) under the laws of the State of Nevada in November 20,2006. Office address is located at 500 S Australian Ave, 600 West Palm Beach FI 33401 USA. The MINING GLOBAL INC is linked to mining and as well involved in commodity investing in general as a business VAR aggregator.

The company engages in investing in exploration and mining. Investing in commodity stocks, researching, investing in already listed mining companies that are currently undervalued. MNGG target underfunded entities with a lack of knowledge in the mining sector and or with a lack of versed management. MINING GLOBAL Inc was incorporated in November 2006 in Nevada, USA. MINING GLOBAL Inc trades on the Pink Sheets under “MNGG”.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)	Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

F-6

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives, which range from five (5) years for computer equipment to seven (7) years for office furniture. Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations. As of August 31, 2023 and 2022 the company has no investment in Property and equipment

F-7

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned.

F-8

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customers with revenues being generated upon rendering of services. Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

A right of return exists for customers’ retainers that were received prior to commencement of services. If a customer cancels a service contract subsequent to the commencement date, the customer is entitled to a refund, except for services already provided.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at August 31, 2023 and 2022.

F-9

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. Earnings per share (“EPS”) is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260-10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially debt or equity instruments issued and outstanding at any time during the years ended August 31, 2023 and 2022.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued and has determined no subsequent event to disclose.

No subsequent events occurred in the period August 31 through November 1, 2023.

F-10

MINING GLOBAL, INC.

BALANCE SHEETS

	November 30, 2023 Unaudited	August 31, 2023
ASSETS
Current Assets:
Cash	$13,142	$20,365
Total Assets	$13,142	$20,365

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Convertible note payables	$60,000	$60,000
Accrued interest	16,906	6,247
Loan payables	96,000	50,000
Total Liabilities	172,906	116,247

Stockholders’ Equity:
Common stock, $0.001 par value, 9,800,000,000 shares authorized; 7,345,161,617 and 7,225,161,617 shares issued and outstanding as of November 30, 2023, and 2023 respectively	7,345,162	7,225,162
Preferred stock A $0.001 par value, 10,000,000 shares authorized and issued.	10,000	10,000
Preferred stock B $0.001 par value, 100,000,000 shares authorized and issued.	100,000	100,000
Additional paid in capital	(7,334,662)	(7,334,662)
Accumulated deficit	(280,265)	(96,382)
Total stockholders’ equity	(159,765)	(95,882)

Total Liabilities and Stockholder’s Equity	$13,142	$20,365

The accompanying notes are an integral part of these audited financial statements.

F-11

MINING GLOBAL, INC.

STATEMENTS OF OPERATIONS

	November 30, 2023 Unaudited	November 30, 2022
Revenue	$–	$–
Cost of revenue	–	–
Gross profit	–	–

Operating Expenses:
General and administrative	55,047	8,852
Total operating expenses	55,047	8,852
Income (Loss) from Operations	(55,047)	(8,852)
Other Income/(expense)
Interest expense	(55,047)	(8,852)
Income (loss) before income tax provision	(55,047)	(8,852)
Income tax provision	–	–
Net Income (Loss)	$(55,047)	$(8,852)

Net Loss Per Common Share:
Net Loss per common share - Basic and Diluted	$(0.00)	$(0.00)
Outstanding - Basic and Diluted	7,345,161,617	7,225,161,617

The accompanying notes are an integral part of these audited financial statements.

F-12

MINING GLOBAL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Description	Shares	Amount $	Additional Paid- in Capital $	Accumulated Deficit $	Total $
Balance – Balance Sept 1, 2022	9,610,000,000	7,335,162	(7,335,162)	(60,973)	9,609,939,027
Additional paid in capital	–	–	500	–	500
Net (loss)	–	–	–	(35,409)	(35,409)

Balance – August 31, 2023	9,610,000,000	7,335,162	(7,334,662)	(96,382)	9,609,904,118

Balance – Balance Sept 1, 2023	9,610,000,000	7,335,162	(7,334,662)	(96,382)	9,609,904,118
Additional paid in capital	300,000,000	–	–	–	–
Common Stock	–	120,000	–	–	120,000
Net (loss)	–	–	–	(55,047)	(55,047)
Adjustment for the period	–	–	–	(128,836)	–
Balance – Nov 30, 2023	9,910,000,000	7,455,162	(7,334,662)	(280,265)	9,609,969,071

The accompanying notes are an integral part of these audited financial statements.

F-13

MINING GLOBAL, INC.

STATEMENTS OF CASH FLOWS

	Period Ended NOVEMBER 30, 2023	Period Ended NOVEMBER 30, 2022
Operating Activities:
Net loss	$(55,047)	$(8,852)
Adjustments for the period	(128,836)
Due to related party and interest payable	56,660	13,819
Net Cash Provided (Used) by Operating Activities	(127,224)	–

Investing Activities:
Acquisition of property and equipment	–	–
Net Cash Used in Investing Activities	–	–

Financing Activities:
Additional paid in capital	–	125
Preferred stock A	–	–
Preferred stock B	–	–
Common Stock	120,000	–
Net Cash Provided by Financing Activities	(7,224)	5,091

Net Change in Cash	20,365	–
Cash - Beginning of Period	–	–
Cash - End of Period	$13,142	$5,091
Cash paid during the period for:
Interest	$–	$–
Income tax paid	$–	$–

The accompanying notes are an integral part of these financial statements.

F-14

MINING GLOBAL, INC.

NOTES TO NOVEMBER 30, 2023, AND 2022

FINANCIAL STATEMENTS

Note 1 – Organization and Operations

MINING GLOBAL Inc. was incorporated as Yaterra Ventures Corp (the “Company”) under the laws of the State of Nevada in November 20,2006. Office address is located at 500 S Australian Ave, 600 West Palm Beach FI 33401 USA. The MINING GLOBAL INC is linked to mining and as well involved in commodity investing in general as a business VAR aggregator.

The company engages in investing in exploration and mining. Investing in commodity stocks, researching, investing in already listed mining companies that are currently undervalued. MNGG target underfunded entities with a lack of knowledge in the mining sector and or with a lack of versed management. MINING GLOBAL Inc was incorporated in November 2006 in Nevada, USA. MINING GLOBAL Inc trades on the Pink Sheets under “MNGG”.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates and Assumptions and Critical Accounting Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s).Critical accounting estimates are estimates for which (a) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (b) the impact of the estimate on financial condition or operating performance is material. The Company’s critical accounting estimates and assumptions affecting the financial statements were:

(i)

Assumption as a going concern: Management assumes that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

These significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to these estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

F-15

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives, which range from five (5) years for computer equipment to seven (7) years for office furniture. Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations. As of NOVEMBER 30, 2023 and 2022 the company has no investment in Property and equipment

F-16

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include: a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements.

The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned.

F-17

The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company derives its revenues from sales contracts with its customers with revenues being generated upon rendering of services. Persuasive evidence of an arrangement is demonstrated via invoice; service is considered provided when the service is delivered to the customers; and the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

A right of return exists for customers’ retainers that were received prior to commencement of services. If a customer cancels a service contract subsequent to the commencement date, the customer is entitled to a refund, except for services already provided.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10- 25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no unrecognized tax liabilities or benefits in accordance with the provisions of Section 740-10-25 at NOVEMBER 30, 2023 and 2022.

F-18

Earnings per Share

Earnings Per Share is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. Earnings per share (“EPS”) is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16 Basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Pursuant to ASC Paragraphs 260-10-45-45-21 through 260-10-45-45-23 Diluted EPS shall be based on the most advantageous conversion rate or exercise price from the standpoint of the security holder. The dilutive effect of outstanding call options and warrants (and their equivalents) issued by the reporting entity shall be reflected in diluted EPS by application of the treasury stock method unless the provisions of paragraphs 260-10-45-35 through 45-36 and 260-10-55-8 through 55-11 require that another method be applied.

Equivalents of options and warrants include non-vested stock granted to employees, stock purchase contracts, and partially paid stock subscriptions (see paragraph 260–10–55–23). Anti-dilutive contracts, such as purchased put options and purchased call options, shall be excluded from diluted EPS. Under the treasury stock method: a. Exercise of options and warrants shall be assumed at the beginning of the period (or at time of issuance, if later) and common shares shall be assumed to be issued. b. The proceeds from exercise shall be assumed to be used to purchase common stock at the average market price during the period. (See paragraphs 260-10-45-29 and 260- 10-55-4 through 55-5.) c. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted EPS computation.

There were no potentially debt or equity instruments issued and outstanding at any time during the years ended NOVEMBER 30, 2023 and 2022.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830- 230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued and has determined no subsequent event to disclose.

F-19